UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2015

RICH PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-54767	46-3259117
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

9595 Wilshire Blvd, Suite 900

Beverly Hills, CA 90212

(Address of principal executive offices)

(323) 424-3169

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 4, 2015, David Chou resigned as a director of Rich Pharmacueticals, Inc. (the “Company”). Mr. Chou’s resignation was not the result of any disagreements with the Company.

Effective August 4, 2015, the Company appointed Richard Salvador to the Company’s Board of Directors.

Richard A. Salvador PhD, age 88, has worked in various capacities as a scientific advisor and independent consultant to a number of biotechnology companies. He has lead preclinical development, placed and oversaw animal toxicology studies, advised lawyers on scientific matters including assessment of new technologies as well as been involved in the organization of new companies, partnering arrangements and financing. Mr. Salvador is a founder, the Chairman and President of AngioGenex Inc. AngioGenex Inc. is a public company that is pursuing the development of diagnostics and anti-cancer therapeutics based on technology licensed from Memorial Sloan Kettering Cancer Center in New York City. Since 2013, Mr. Salvador has been the Head of Clinical Development for the Company and is eager to further his capacity with the Company as its newest Director.

There are no family relationships between Mr. Salvador and any of our directors or executive officers.

Except as follows, Mr. Salvador has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years. We extended an employment agreement to Mr. Salvador to serve as a director. The employment agreement is attached hereto as Exhibit 10.38.

Item 8.01 Other Events

Effective August 4, 2015, the Company approved the re-pricing of all of the 369,253,530 previously granted options under the Company’s 2013 Equity Incentive Plan, as amended, to $0.0001 per share which was the closing price of the Company’s common stock on August 3, 2015. All of the other terms of the options remained unchanged. The re-pricing included 56,000,240 options which were previously granted to Ben Chang, an executive officer of the Company.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.39	Employment Agreement, dated August 4, 2015 with Richard Salvador

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RICH PHARMACEUTICALS, INC.

Dated: August 10, 2015	By:	/s/ Ben Chang
Ben Chang Chief Executive Officer

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